Date: November 27, 2006
Name: Shai Shahar

Dear Employee,

Employment Agreement

We are pleased to inform you that you have been accepted for employment at Wintegra ltd. (hereinafter: the “Company”), starting as of December 12, 2006.  Division into paragraphs and titles are for purposes of convenience only, and are not to be used for interpretation. Appendices to this Agreement constitute an integral part of the Agreement.

This Agreement is written in the masculine form for purposes of convenience only, and refers to both men and women.

Terms of Employment

1.	Your Salary

1.1	The Company shall pay you the gross sum of NIS 25,875 per month for full time employment (hereinafter: “Salary”).

2.	Payment for Global Hours

2.1
In light of the nature of the position and the expectation that it will be necessary to work extra hours, you shall receive a global payment for overtime hours in the amount of NIS 8,625 per month for full time employment. This payment will be made each month, ex gratia, and for your benefit, whether you have worked extra hours or not, and all social allowances will be set aside from this sum.

2.2	Should you demand any additional payment for overtime hours from the Company, you will return all global payments paid by the Company to the Company, plus lawful linkage and interest on this sum.

3.	Director’s Insurance / Pension Fund and Severance Pay

3.1
The Company shall set aside money for a managers insurance policy/ pension fund (hereinafter: the “Pension Plan”) owned by the Company, to be managed in your name. The Company shall set aside a sum equivalent to the rate of 81/3% of the Salary for severance (“Severance Allowance”) and a rate of 5% for pension payment (“Pension Allowance”) (Severance Allowance and Pension Allowance hereinafter referred to jointly as: “Company Allowance”), subject to you setting aside, at your expense, an amount equivalent to 5% of Salary for pension (hereinafter: the “Employee’s Allowance”).

3.2	In addition, the Company will participate in the cost of disability insurance, as is customary practice at the Company.

3.3	Upon conclusion of employer-employee relations between you and the Company, and subject to the following conditions, you shall be entitled to the following:

3.3.1
If conclusion of employment relations have occurred under circumstances entitling you to severance pay by virtue of the Severance Pay Law 5723 – 1963 (hereinafter: the “Severance Pay Law”) you shall be entitled to the money due to you under the Severance Pay Law only, as well as to Pension Allowance.

3.3.2
If conclusion of employment relations have occurred under circumstances under which you are not entitled to severance pay by virtue of the Severance Pay Law, the Company will transfer your rights in the Company Allowance to you, unless during or upon termination of employment relations you have caused injury to the Company’s business or have violated your duties to the Company under this Agreement and/or under Company policy.

4.	Training Fund

4.1
The Company shall set aside money for you in a continuing education fund (hereinafter: the “Fund”), at the rate of 7.5% of Salary. The Company shall also deduct 2.5% from Salary and invest this in the Fund. Upon conclusion of employment, the Fund and all money accrued therein will be transferred to your name, as owner.

5.	Share Options

5.1
You number among the employees entitled to purchase shares of the parent company under the employee option plan, as approved by the board of directors and at the board of directors’ exclusive discretion.

5.2
The number of Company shares you shall be entitled to purchase under the terms of the plan shall be 30,000 shares (the “Shares”). The right to purchase Shares shall be spread over four years’ employment, and at the end of the first year you will be entitled to exercise one quarter of the Shares, following which you will be entitled to exercise 1/48 of the Shares every month.

To remove any doubt, clause 5 to this Agreement and de facto granting of options shall be performed after the Company’s board of directors has given its approval and signed an option agreement. Without derogating from the aforesaid, it is hereby clarified that in the event of any contradiction between the provisions of this Agreement and the provisions of the Company’s option plan or option agreement, the resolutions of the board of directors shall prevail, followed by the provisions of the plan and the option agreement.

6.	Vacation

6.1	You shall be entitled to annual vacation of 21 work days per year.

6.2	The number of vacation days shall be adjusted according to Company policy.

6.3
Annual vacation cannot be accrued, and you must take the vacation days to which you are entitled during the year, in coordination with the Company and with its advance written consent regarding the dates of the vacation. You may, after obtaining the Company’s advance written consent, utilize only a portion of your vacation days; however, you may not in any event accrue any days beyond the days to which you were entitled over the last two years of employment with the Company. Unutilized days which cannot be accrued may be redeemed by the Company, subject to the provisions of law.

7.	Leisure

7.1	You shall be entitled to payment for leisure time in accordance with the expansion order in the market.

8.	Travel

8.1
You shall be entitled to transportation expenses in accordance with goverment orders. (Alternatively, you shall be entitled to a Company car in accordance with the provisions of the “Vehicle” agreement attached hereto as Appendix B).

9.	Unique Agreement

9.1	This Agreement is personal, and the terms of your employment are in accordance with the provisions of this Agreement only.

9.2	No provisions of collective agreements, collective arrangements or customs of any kind shall apply, beyond the provisions of this Agreement.

9.3
This Agreement expresses and exhausts all understandings between yourself and the Company, and all settlements, representations, letters or understandings which existed during the negotiations prior to your joining the Company, insofar as such have not been included in this Agreement, are hereby null and void and of no effect.

10.	No Restriction on Employee’s Employment

10.1
You hereby declare, confirm and undertake that you are entitled to engage under this Agreement and take upon yourself the commitments contained herein, that no restriction exists by agreement or otherwise on your engaging under this agreement or on your employment with the Company, and that you are not in violation of any other agreement or undertaking you are a party to or were a party to, by engaging under this Agreement.

10.2
You hereby declare, confirm and undertake that you shall not disclose or make use of any confidential information belonging to any third party during the course of your employment with the Company, including to any previous employer, advisor or any other third party, without first receiving the consent of the information’s owner before disclosure.

11.	Employee’s Tasks and Duties

11.1
You will be employed as CFO, and in serving in this position you will be governed by and report to the CEO. The Company may alter and adjust your position according to its needs and subject to the provisions of law.

11.2	During the entire period of your employment with the Company, you shall act towards the Company and its employees with honesty, dedication, skill and trust.

11.3	You undertake to act in accordance with Company policies as may be from time to time and as are brought to your knowledge.

11.4	You are not permitted to have any additional employment outside the Company during the period of your employment with the Company, unless the Company has given its advance written consent to such.

11.5	You must inform the Company without delay of any issue or matter in which you have a personal interest and/or which may create a conflict of interest with your position at the Company.

12.	Sick Pay

12.1	You will be entitled to 18 days of sick leave per year, as against doctors’ certificates.
Sick days are cumulative up to a maximum of 90 days; however, they are in no event redeemable.

13.	Period of Employment and Conclusion

13.1	You will be employed by the Company beginning on the date of record in this Agreement, for an undefined period.

13.2	Each party may cause the conclusion of the engagement under this Agreement at any time, for any reason whatsoever, by advance notice as provided by law and government orders.

13.3
You will be required to work during the advance notice period. However, the Company reserves the right not to exercise its right to utilize all or some of the advance notice period, and even to terminate employment relations between the parties immediately, provided it pays you for the advance notice period.

13.4
To remove any doubt it is hereby clarified that the Company reserves the right not to utilize the advance notice period for employment purposes even if you are the party giving notice of termination of employment relations, subject to payment for the advance notice period.

13.5
Notwithstanding the aforesaid, the Company may dismiss you immediately and without advance notice in any case where an employee has fully or partially forfeited severance pay under the law practiced in Israel, including in the case of violation of confidentiality or competition provisions and/or breach of trust, all subject to the provisions of law.

13.6	The Company may deduct any debt you owe the Company from any amount owing to you be virtue of this Agreement, subject to the provisions of law.

13.7	You undertake to act as follows, immediately upon conclusion of your employment with the Company for any reason:

13.7.1
To hand over and/or return to the Company all documents, discs or any other magnetic media, letters, records, reports and all other documents in your possession related to your work with the Company, and any equipment and/or other Company property given to you, including the Company car, telephone, employee tag or any other equipment.

13.7.2	To delete any information you may have on your personal computer relating to the Company or its business. (Deletion of information to be performed in coordination with the Company).

13.7.3
To perform your departure  in coordination with your superiors, including an orderly handover of your position within a reasonable timetable as set by your superiors, and orderly transfer of  all documents and issues you have been handling to whomever the Company shall so instruct, in accordance with the Company procedures.

14.	Confidentiality, Prohibition of Competition and Protection of Intellectual Property

14.1	You undertake to fulfill the provisions of Appendix A to this Agreement, as a fundamental condition of engagement under this Agreement.

15.	General

15.1
You will bear all taxes deriving from the rights and benefits you will enjoy under this Agreement. It is hereby clarified that all sums quoted in this Agreement are gross, and lawful tax and all other mandatory payments will be deducted from these and from any rights and benefits you will receive under this Agreement, including health insurance fees and national insurance fees.

15.2	This employment contract constitutes notice under the Notice to Employees Law (Employment Conditions) 5761 – 2002.

15.3
So long as no added rights have been granted to the Employee beyond those required by law, the notice in this contract does not derogate from any rights the Employee benefits from by law, order, collective agreement or work contract.

15.4	Any changes in the provisions of this Agreement and the appendices thereto must be performed in writing and signed by both parties.

15.5	This employment offer shall remain in effect for one week starting on 26 November 2006.

The Company Directors are pleased to have you join the Company, wish you success in your position and hope to see you quickly acclimated and part of the team.

With best wishes for your success,

Name:        Sharon Peleg
Position:   Director, Human Resources
Signature: /s/ Sharon Peleg

I have read this Agreement and its appendices carefully, I comprehend the contents thereof, agree to the terms contained therein and undertake to fulfill all undertakings contained therein.

Signature: /s/ Shai Shahar	date: November 27, 2006
Name of Employee Shai Shahar

Appendix A

Confidentiality and Intellectual Property Undertaking

I am aware that during my employment with Wintegra Ltd. (hereinafter: “Wintegra”) I will be exposed to and come into possession of Information (as defined below). It has been explained to me that the information is one of Wintegra’s most primary and essential assets, and therefore I the undersigned, Shai Shahar ID no. 029019079 hereby declare before you and any of your subsidiary companies and/or related companies, anywhere in Israel and abroad, as follows:

1.
I will maintain complete confidentiality, and will not directly or indirectly disclose and/or transfer to any person and/or body, including Wintegra employees for whom such information is not required for the fulfillment of their tasks, any Information that has reached me and/or comes into my possession in future verbally, in writing and/or in any manner and/or through any media, as part of my employment with Wintegra and/or in connection to my employment with Wintegra, whether directly and/or indirectly, including Information that has come to me from others related directly and/or indirectly to Wintegra.

2.
In this guarantee, “Information” shall mean all information and knowledge in Wintegra’s  possession at the time being and/or in future or in the possession of its designees, related parties and/or linked in any way to Wintegra and/or its business and/or operations and/or companies and/or corporations and/or related bodies.

For purposes of illustration only, and without derogating from the generality of the aforesaid, Information includes: any information directly or indirectly related to research and development relating to existing or future products, inventions, hardware, software, manufacturing processes, discoveries, improvements, developments, innovations, samples, sketches, drafts, designs, calculations, diagrams, formulae, computer files, computer programs, data, planning processes, customer lists, supplier lists, pricing, prices, terms of payment, plans, commercial secrets, business plans, names of customers, sales, prices, and any other information relating to Wintegra’s business and/or subsidiary companies and/or affiliated companies, and/or present and future subsidiary companies, all of the above whether the information was given for protection of a patent or as any other intellectual right or not.

3.
I am aware that Wintegra is obligated to confidentiality by virtue of agreements it has with suppliers, clients and third parties, and I undertake to faithfully fulfill Wintegra’s obligations vis-à-vis these bodies and to maintain confidentiality and non-competition.

4.
Should the engagement between us be terminated, I hereby undertake that any Information on any media whatsoever in my possession or under my control will be returned to Wintegra immediately upon notice of conclusion of the engagement between us.

5.
I hereby undertake not to directly or indirectly deliver and/or transfer material and/or raw material and/or products and/or parts of products and/or samples and/or documents and/or discs and/or other media for storing information and/or photographed and/or printed and/or duplicated articles and the like, containing all or any such aforesaid Information to any person and/or body, and not to make any use of such, including duplication, manufacture, sale, transfer, copy and distribution, change, reproduction of all or any of the Information, save use required for performance of my tasks at Wintegra, for Wintegra and for Wintegra’s good only.

6.
I hereby undertake to inform, disclose and report to Wintegra regarding any Information reaching me in any manner whatsoever, including Information which is the fruit of my own idea or development during the period of my employment with Wintegra, whether protectable as a patent or not, protectable under copyright or other intellectual property or not, given to registration or not.

7.
In signing this undertaking, I hereby assign to Wintegra and hereby undertake in future to assign all my rights (to remove any doubts, moral rights as well), insofar as such exist, in any Information, development, product, improvement, renewal, discovery, idea, creation, formula, code, finding, research, conclusions, whether protectable as a patent or not, protectable under copyright or other intellectual property or not, given to registration or not, which I have created/will create, developed/will develop, discovered/will discover, myself or together with others, during and/or in connection with my employment with Wintegra. (hereinafter: “My Work Products”). I hereby confirm that Wintegra shall have exclusive intellectual rights in My Work Products in Israel and throughout the world, and I will not be entitled to any additional remuneration for such, beyond my work wages.

8.
I hereby undertake to cooperate and provide all details required for performance of registration, and to help in the preparation of registration of patents and/or any other intellectual right in Wintegra’s name and/or that of its subsidiary companies and/or related companies in Israel and/or abroad, and to sign any document necessary for the purpose of registration in Israel and/or abroad, and to cooperate and help Wintegra to protect and enforce its rights. This undertaking shall also apply after the conclusion of the employment relations between us regarding those issues I was involved in during the period of my employment, provided that if I am required to assist, Wintegra will bear related expenses.

9.
In the event my employment comes to an end, whether I have been dismissed and/or resign, I will not deal and/or work in any business and/or employment directly and/or indirectly competing with Wintegra’s areas of operation and/or those of its subsidiary companies. This undertaking shall remain in effect for eight months from the date of conclusion of my employment.

10.
I hereby undertake that in the event of conclusion of my employment, I will not solicit other Wintegra employees to leave their employment, I will not directly or indirectly employ them and will not assist in finding employment with competing bodies, unless Wintegra has given its written permission allowing me to do so.

11.
I hereby declare and confirm that I am aware of the fact that violation of my above undertakings or any part thereof may cause Wintegra or other bodies, corporations or related companies very serious and irreversible damages, which no monetary compensation will remedy or serve as appropriate sanction, and therefore I hereby agree and undertake not to object, in the event of violation of any of my undertakings as contained herein, that a competent court may issue a temporary injunction and/or other orders against me, with the aim of preventing and/or stopping such violation.

12.
Without derogating from the aforesaid in clause 11 above, I hereby undertake to compensate and indemnify Wintegra for any damages and/or expenses caused to it or to related companies as a result of violation of my above undertakings, including legal expenses and attorneys’ fees, loss and/or injury to reputation, without derogating from any remedy and/or sanction available by law.

13.	My undertakings as contained herein will remain in effect for a period of five years from the date of conclusion of my employment at Wintegra, whatever the reason for conclusion of employment may be.

14.	I hereby declare and confirm that I am aware that had I not given this undertaking, Wintegra would not engage with me or expose any information at all to me.

In Witness Whereof I hereby set my hand:

Signature: /s/ Shai Shahar	date: November 27, 2006
Witness to signature /s/